[FILED PURSUANT TO RULE 424(B)(5)
                                                             FILE NO. 333-76589]

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 12, 1999

                                2,133,333 SHARES

                            VALENCE TECHNOLOGY, INC.

                                  COMMON STOCK
                                $15.00 PER SHARE



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We are offering 2,133,333 shares of our common stock to an institutional investor pursuant to this prospectus supplement and the accompanying prospectus. The common stock will be purchased at a negotiated purchase price of $15.00 per share for a total purchase price of $32,000,000. Our common stock is listed on the Nasdaq National Market under the symbol "VLNC." On December 20, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $19-11/16 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THE PROSPECTUS SUPPLEMENT AND ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is December 21, 1999

                                TABLE OF CONTENTS
                                                                         PAGE

Prospectus Supplement Summary.............................................S-3

Risk Factors..............................................................S-3

Disclosure Regarding Forward-Looking Statements..........................S-14

Dividend Policy..........................................................S-14

Use Of Proceeds..........................................................S-14

Price Range Of Common Stock..............................................S-15

Plan Of Distribution.....................................................S-15

Legal Matters............................................................S-16

Experts..................................................................S-16

Where You Can Find More Information......................................S-16

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As used in this prospectus supplement and the accompanying prospectus, the terms
"we," "us," "our," the "Company" or "Valence" mean Valence Technology, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term "common stock" means our common stock, $.001 par value per share.


                                      S-2.

                          PROSPECTUS SUPPLEMENT SUMMARY

      Valence Technology, Inc. was incorporated in Delaware in March 1989 under the name Ultracell, Inc. We changed our name to Valence Technology, Inc. in March 1992. Our executive offices are located at 301 Conestoga Way, Henderson, Nevada 89015, and our telephone number is (702) 558-1000.

                                    THE OFFERING

Shares offered ................     We are offering all of the 2,133,333 shares
                                    being offered hereby (the "Offering").

Shares outstanding
after this offering ...........     Following this Offering, there will be
                                    34,583,170 shares of our common stock
                                    outstanding based upon the number of shares outstanding on December 17, 1999. This number does not include shares that may be issued pursuant to the exercise of stock options and warrants currently outstanding or which may be granted under our stock option plans, or upon the conversion of preferred stock outstanding.


Use of proceeds ...............     For general corporate purposes, including:

                                    -  acquiring raw materials and building
                                       inventory of finished goods;

                                    -  financing capital expenditures; and

                                    -  working capital.


                              RISK FACTORS


AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT MAKE AN INVESTMENT IF YOU CANNOT AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING VALENCE AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF OUR COMMON STOCK.

WE HAVE AN IMMEDIATE NEED FOR ADDITIONAL CAPITAL.

We have an immediate need for additional capital. If we don't obtain additional capital, it would cause us to reduce our developmental efforts and impair our ability to commercialize our products. At September 26, 1999, we had cash and cash equivalents of $3,212,000. Subsequent to September 26, 1999 and as of December 17, 1999, we obtained an additional $6.5 million of equity financing from an institutional investor and $1.5 million of debt financing from a stockholder. We cannot assure you that if this Offering does not close we would then be able to raise funds, whether from equity or debt financing agreements, on favorable terms, if at all. These factors raise substantial doubts about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. The effects of these adjustments, if necessary, could be material. If we complete this Offering, after taking into account the proceeds from this Offering, projected revenues and receipt of funds from other sources, we will


                                      S-3.

need to raise a minimum of $50 million in debt or equity financing through fiscal 2001 to complete funding of planned capital expenditures, research and product development, marketing and general and administrative expenses and to pursue joint venture opportunities. Our cash requirements, however, may vary materially from those now planned because of changes in our operations, including changes in original equipment manufacturer (OEM) relationships or market conditions. There can be no assurance that additional funds for these purposes, whether from equity or debt financing agreements, will be available on favorable terms, if at all. If we cannot raise additional funds, further development and production of our batteries may be delayed, we may not be able to increase personnel in our sales and marketing departments or otherwise execute our business plan, all of which may have a material adverse effect on our operations and financial condition. In addition, if any of the risks described in "Risk Factors" do occur, such as additional costs resulting from an adverse judgment or settlement of litigation, we may need to obtain additional funds to enable us to continue operations and execute our business plan beyond the first quarter of 2001.

WE ARE A DEVELOPMENT STAGE COMPANY WITH A LIMITED QUANTITY OF PRODUCTS CURRENTLY AVAILABLE FOR SALE.

We are a development stage company and cannot anticipate when, or if, we will ever have significant revenues from a product. We have derived our revenues primarily from a research and development contract with Delphi Automotive Systems Group, which we completed in May 1998. We presently have limited quantities of commercially developed and manufactured products available for sale. If we cannot rapidly increase our production capabilities to make commercially acceptable product, we may not be able to fulfill existing purchase orders in a timely manner or at all, and we may not be able to procure additional purchase orders, in which event, our business and financial condition would be materially adversely affected.

OUR CURRENT AVAILABLE CAPITAL AND FUTURE REVENUES, IF ANY, WILL NOT BE SUFFICIENT TO MEET OUR FUTURE OPERATING NEEDS.

We have generally incurred operating losses since inception in 1989 and had an accumulated deficit of $171,959,000 as of September 26, 1999. We may never achieve or sustain significant revenues or profitability in the future. We have negative working capital and have sustained recurring losses related primarily to the research and development and marketing of our products. We expect to incur significant losses in the future, as we continue our product development, begin to build inventory and continue our marketing efforts. We will need to secure additional financing in order to continue operations and execute our business plan, including planned capital expenditures beyond the first quarter of fiscal 2001, unless we begin to generate significant operating revenue. We will have to continue to devote a significant amount of management time to obtaining financing.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING, IN WHICH CASE WE WOULD NEED TO REDUCE DEVELOPMENTAL EFFORTS AND MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS.

If we are unable to achieve profitability or we are unable to secure additional financing on acceptable terms, we will be unable to continue to fund our operations. We are parties to an agreement pursuant to which we are entitled to capital grant advances from the Northern Ireland Industrial Development Board once we obtain cumulative revenues from the sale of batteries of $4 million. We may not achieve these cumulative revenues over the short-term, or at all. Additionally, a lack of capital may require us to license to third parties rights to commercialize products or technologies that we might otherwise seek to develop ourselves, and to scale back or eliminate our research and product development programs. The unavailability of adequate funds would preclude us from


                                      S-4.

continuing to redesign and modify our manufacturing facility, ramp up our sales and marketing staff and otherwise execute our business plan, all of which would have a material adverse effect on our business, financial condition, and results of operations.

WE ARE INVOLVED IN LAWSUITS THAT COULD NEGATIVELY IMPACT OUR BUSINESS.

We currently have three substantial lawsuits in which we are involved. The first is a class action lawsuit by a class of persons who purchased our common stock between May 7, 1992 and August 10, 1994, alleging that we violated federal securities laws and seeking unspecified compensatory and punitive damages, attorneys' fees and costs for claimed misstatement of our stock price in the public offering and open market purchases of stock during that period. The complaint names the Company as a defendant as well as some of our present and former officers and directors, asserting that the Company and those individuals violated federal securities laws by misrepresenting and failing to disclose certain information about the Company's business during the class period. The second involves a claim by a manufacturer of one of our pieces of manufacturing equipment that we owe it approximately $2.5 million; in this action, we have filed a counterclaim against the manufacturer seeking damages to be determined at trial. The third is a contract claim that we instituted against several parties; one party has filed a counterclaim against us and third parties claiming damages of approximately $900,000 based on breach of a contract, and this matter is presently stayed pending settlement discussions. Although we intend to defend vigorously the claims against us in each of these lawsuits, if any of them is resolved unfavorably to us we may be required to pay substantial monetary damages which would have a material adverse effect on our financial condition, results of operations and cash flows. In addition, our defense of these actions has, and may continue to, result in substantial costs to us, as well as requiring the significant dedication of management resources. If we choose to settle any of these lawsuits, the settlement costs could also have a significant effect on our cash resources and our financial condition.

WE MAY NOT BE ABLE TO COST-EFFECTIVELY MANUFACTURE OUR BATTERIES.

To be successful, we must manufacture commercial, high-quality quantities of our products at competitive costs. To date, we have produced limited quantities of prototype and production quality products that we believe have performance characteristics that are suitable for a broad market. However, additional development will be required to enable us to produce battery systems with these characteristics from our manufacturing line. In addition, to facilitate broad commercialization of our products, we will need to reduce our manufacturing costs. Our batteries may not be manufacturable in long-run commercial quantities to the performance specifications demanded by customers. We must still be able to competitively manufacture these batteries. Our current manufacturing technology will need to be more fully developed before we will be able to manufacture our batteries in commercial quantities. We must be able to substantially raise yields of commercial quality batteries in commercial quantities in order to cost effectively produce our batteries. Failure to achieve substantially increased yields of our batteries and reduce unit-manufacturing costs will preclude us from offering our batteries at a competitive price to the public and therefore cause a material adverse effect on our business, results of operations and financial condition. If we manufacture our batteries in commercial quantities and they fail to perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business, which would have a material adverse effect on our ability to market our batteries even if the defect were corrected.


                                      S-5.

BECAUSE OUR BATTERIES ARE ONLY SOLD WHEN INCORPORATED INTO OTHER PRODUCTS, WE RELY ON ORIGINAL EQUIPMENT MANUFACTURERS TO COMMERCIALIZE OUR PRODUCTS.

To be successful, our batteries must gain broad market acceptance. In addition, our success will depend significantly on our ability to meet OEM customer requirements by developing and introducing on a timely basis new products and enhanced or modified versions of our existing products. OEMs often require unique configurations or custom designs for battery systems, which must be developed and integrated in the OEM's product well before the product is launched by the OEM. Thus, there is often substantial lead-time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the OEM. If we are unable to design, develop and introduce products that meet OEMs' and other customers' exacting requirements on a timely basis, we may not be able to fulfill our obligations under existing purchase orders, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged, all of which would have a material adverse effect on our business, results of operations and financial condition. In addition, to determine the requirements of each specific application, we will be dependent upon OEMs and other intermediaries such as battery pack designers into whose products our batteries will be incorporated. We may not receive adequate assistance from OEMs to successfully commercialize our products.

WE MUST EXPAND OUR SALES STAFF, SUPPORT CAPABILITIES AND DISTRIBUTION CHANNELS TO DISTRIBUTE OUR PRODUCTS ON A COMMERCIAL SCALE.

To implement our strategy successfully, we will have to increase our staff, including personnel in sales and marketing, engineering, development and product support capabilities, as well as third party and direct distribution channels. We may not be able to sufficiently increase our staff or product support capabilities, or be successful in our sales and marketing efforts. Failure in any of these areas could have a material adverse effect on our business and results of operations.

WE ARE IN THE EARLY STAGE OF MANUFACTURING, AND IF WE ARE UNABLE TO DEVELOP MANUFACTURING CAPABILITIES IN A COST EFFECTIVE MANNER, WE WILL NOT BE ABLE TO GENERATE PROFITS.

To date, we have not manufactured batteries on a commercial scale. Until recently, our batteries only have been manufactured on our pilot manufacturing line, which is able to produce prototype cells in quantities sufficient to enable customer sampling and testing and product development. We are currently in the early stages of transitioning production to an automated high volume production line that will work with our newest battery technology in our manufacturing facility in Mallusk, Northern Ireland. The redesign and modification of the manufacturing facility, including its customized manufacturing equipment, will continue to require substantial engineering work and capital expenses and is subject to significant risks, including risks of cost overruns and significant delays. In addition, in order to rapidly scale up the manufacturing capacity, we will need to begin fabrication of a second automated production line before completing full qualification of the first line. In automating, redesigning and modifying the manufacturing processes, we have been, and will continue to depend on, several developers of automated production lines, which have limited experience in producing equipment for the manufacture of batteries. A key determinant of our current and future production capacity and profitability is the production yield of our manufacturing process. To date, we have not achieved production yields sufficient to sustain commercial production of our batteries. In 1993, we entered into a purchase order for $100 million of our batteries, which incorporated a previous technology, that we were unable to fulfill due to our inability to commercially produce our batteries pursuant to the customer's specifications. We must be able to substantially raise yields of commercial quality batteries in commercial quantities in order


                                      S-6.

to cost effectively produce our batteries. Any failure to achieve substantially increased yields of our batteries and reduce unit-manufacturing costs could have a material adverse effect on our business, results of operations and financial condition. As part of our manufacturing ramp-up, we will need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in Northern Ireland, the site of our manufacturing facility, is limited due to a relatively low unemployment rate. We may not successfully develop improved processes, design required production equipment, enter into acceptable contracts for the fabrication of such equipment, obtain timely delivery of such equipment, implement multiple production lines or successfully operate the Mallusk facility. We may not be able to successfully automate our production on a timely basis, if at all, and such automation may not result in greater manufacturing capacity or lower manufacturing costs than our pilot production line. Customer relationships could be damaged if we fail to begin volume manufacturing on a timely basis or at all. Such failure could cause lost opportunities and have a material adverse effect on our business, results of operations and financial condition.

WE ARE EXPERIENCING DELAYS IN QUALIFYING OUR MANUFACTURING FACILITIES.

We have been unable to meet our prior schedules regarding delivery, installation, de-bugging and qualification of the Northern Ireland facility production equipment. As most of the production equipment is being specially manufactured for us, further problems may develop and cause further delay in our current schedules. We are modifying and bringing many of the manufacturing processes that we are implementing in this production equipment up to date for the first time from our laboratory scale prototype work. We may need to further refine the processes, which could cause substantial delays in the qualification and use of this equipment. Furthermore, if we are able to refine our process, we may not be able to produce the required amount of qualification samples to potential customers. From our discussions with potential customers, we expect that customers will require an extensive qualification period once the customer receives its first commercial product off a production line.

WE DEPEND ON SOLE OR LIMITED SOURCE SUPPLIERS FOR CERTAIN KEY RAW MATERIALS TO DEVELOP AND MANUFACTURE OUR BATTERIES.

We depend on sole or limited source suppliers for certain key raw materials used in our products. We generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. Our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply. We may not be able to purchase raw materials at an acceptable cost. In addition, the raw materials which we utilize must be of a very high quality, and we have in the past experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers. If we are unable to obtain high quality raw materials in sufficient quantities and on a timely basis, our production of batteries may be delayed which will have a material adverse effect on our business and results of operations.

OUR BATTERIES MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE.

To achieve market acceptance, our batteries must offer significant performance advantages at a cost effective rate as compared to other current and potential alternative battery technologies in a broad range of applications. Our batteries may not be able to achieve or sustain these advantages. Even if our batteries provide meaningful price or performance advantages, there is a risk our batteries may


                                      S-7.

not be able to achieve or maintain market acceptance in any potential market application. The success of our products also will depend upon the level of market acceptance of OEMs' and other customers' end products that incorporate our batteries, a circumstance over which we have little or no control. If our batteries do not achieve and maintain significant performance advantages at a cost effective rate over other technologies and achieve significant and sustained market acceptance, or if customers' applications which incorporate our products do not achieve lasting market acceptance, our business, results of operations and financial condition could be materially adversely affected.

THERE HAS BEEN, AND CONTINUES TO BE, A RAPID EVOLUTION OF BATTERY TECHNOLOGIES.

The battery industry has experienced, and is expected to continue to experience, rapid technological change. Various companies are seeking to enhance traditional battery technologies, such as lead acid and NiCad, and other companies have recently introduced or are developing batteries based on nickel metal hydride ("NiMH"), lithium and other emerging and potential technologies. While these competitors are engaged in significant development work on these various battery systems, we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or be superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years, which have resulted in a customer perception that our technology may not offer as many advantages as previously anticipated. Competing technologies that outperform our batteries could be developed and successfully introduced and, as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.

OUR COMPETITORS MAY DEVELOP BATTERIES SIMILAR OR SUPERIOR TO OURS OR OTHERWISE COMPETE MORE SUCCESSFULLY THAN WE DO.

Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with OEMs and other customers. We believe that our primary competitors are existing suppliers of lithium ion, competing polymer and, in some cases, NiMH batteries. These suppliers include Matsushita Industrial Co., Ltd., Sony, Toshiba, SAFT America, Inc. and PolyStor Corp. All of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments, which include laptops, cellular phones and personal digital assistance products, on the basis of performance, cost and ease of recycling. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.

OUR SUCCESS DEPENDS HEAVILY ON OUR SENIOR MANAGEMENT PERSONNEL AND ON OUR ABILITY TO ATTRACT AND RETAIN KEY EMPLOYEES.

Our success is highly dependent upon the active participation of our senior management personnel. We do not have written employment contracts with any key employees and do not maintain key man life insurance policies for any of our employees. We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial and marketing


                                      S-8.

personnel who are familiar with and experienced in the battery industry as well as skilled personnel to operate our facility in Northern Ireland. Competition for personnel, in particular for product development and product implementation personnel, is intense, and we compete in the market for personnel against numerous companies, including larger, more established competitors with significantly greater financial resources than us. The availability of skilled and unskilled workers in Northern Ireland is limited due to a relatively low unemployment rate. From time to time we experience difficulty in recruiting qualified personnel, and we cannot be certain that we will be successful in attracting and retaining skilled personnel. If we are unable to attract and retain other qualified personnel, we may not be able to staff our manufacturing facility to operate at full capacity, which could delay our production of batteries and cause us to breach our obligations under existing or new purchase orders. Also, if we cannot attract and retain experienced sales and marketing personnel, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have a material adverse effect on our financial condition.

WE FACE A RISK THAT OUR PENDING PATENT APPLICATIONS WILL NOT RESULT IN ISSUED PATENTS AND THAT OUR ISSUED PATENTS WILL NOT PROVIDE PROTECTION AGAINST COMPETITORS.

Our ability to compete successfully will depend on whether we can protect our proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements, and cross-licensing agreements. These measures may not be adequate or safeguard the proprietary technology underlying our batteries. In addition, employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies for any such breach. Moreover, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. We intend to pursue enforcement and defense of our patents and our other proprietary rights. We could incur significant expenses in preserving our proprietary rights and these costs could have a material adverse effect on our financial condition. In addition, we may not be able to effectively protect our intellectual property rights outside of the United States. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If we are found to be infringing third party patents, there is a risk that we may not be able to obtain licenses to such products on reasonable terms, if at all. Our failure to protect our proprietary technology may materially adversely affect our financial condition and results of operations. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. Therefore, our pending patent applications may not result in issued patents and any of our issued patents may not afford protection against a competitor.

OUR BATTERIES CONTAIN POTENTIALLY DANGEROUS MATERIALS, WHICH COULD EXPOSE US TO LIABILITY.

In the event of a short circuit or other physical damage to a battery, a reaction may result with excess heat or a gas being released and, if not properly released, may be flammable or potentially even explosive. Our batteries, based on an earlier (and since abandoned) technology, have smoked, caught fire and vented gas in the past, and we have attempted to design our current batteries to reduce this risk; if we are unsuccessful in these efforts, we could be exposed to product liability litigation. In addition, our batteries incorporate potentially dangerous materials, including lithium. While we believe the materials in our batteries are less reactive than other potentially dangerous


                                      S-9.

materials found in other types of batteries, it is possible that these materials will require special handling. It is possible that safety problems may develop in the future. We are aware that if the amounts of active materials in our batteries are not properly balanced and if the charge/discharge system is not properly managed, a dangerous situation may result. Other battery manufacturers using technology similar to ours include special safety circuitry within the battery to prevent such a condition. We expect that our customers will have to use this type of circuitry.

WE HAVE NOT COMPLETED SAFETY TESTING OUR BATTERIES AND MAY NOT BE ABLE TO MAKE COMMERCIAL SALES OF OUR BATTERIES UNTIL WE SUCCESSFULLY COMPLETE SUCH TESTS.

We have conducted safety testing of our batteries and have submitted batteries to Underwriters Laboratories for certification, which is required by many OEMs prior to placing a purchase order with the Company. We cannot assure you that Underwriters Laboratories will certify our batteries. As part of our safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, where the battery is subjected to conditions outside the expected normal operating conditions of the battery. While some prototype batteries have survived these tests, others have vented gases containing vaporized solvents and have caught fire. These results were generally expected, and until we have completed testing we cannot make a complete determination as to the conditions in which the battery must be operated. Additionally, each new battery design requires new safety testing. Therefore, safety problems may develop with respect to our battery technology that could prevent or delay commercial introduction.

SAFETY RISKS IN OUR FACILITIES COULD DELAY PRODUCTION AND ADVERSELY AFFECT OPERATIONS.

There is a risk that an accident in our facilities will occur. Any accident, whether with the use of a battery or in our operations, could result in significant manufacturing delays or claims for damages resulting from injuries, which would adversely affect our operations and financial condition.

WE DO NOT FULLY CONTROL OUR JOINT VENTURE OPERATIONS, STRATEGIES AND FINANCIAL DECISIONS AND WE CANNOT ASSURE YOU THAT OUR PRODUCTS WILL BE MARKETED SUCCESSFULLY THROUGH THESE VENTURES.

We do not control or manage either of our operating joint ventures. Consequently, we are required to depend on the management of our venture partners to successfully operate these ventures. There is a risk that our joint venture partners may have economic, business or legal interests or goals that conflict with ours or that we may be required to fulfill obligations of our joint venture partners if they are unable to meet their obligations. Any significant disagreements with our venture partners could have a material adverse effect on our ventures. Also, we depend to a significant degree on local partners in our joint ventures to provide us with regulatory and marketing expertise and familiarity with the local business environment. Any disruption in our relationship with these parties could make it more difficult to market our products in the geographic regions or to the customers to which the joint venture relates. Also, if these ventures are not successful, they could significantly damage our reputation, which will make it more difficult to obtain purchase orders for our batteries.

WE DO NOT HAVE A COLLABORATIVE PARTNER TO ASSIST US IN DEVELOPMENT OF OUR BATTERIES, WHICH MAY LIMIT OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

We have received substantially all our revenues to date from a research and development agreement with Delphi Automotive Systems Group, which we completed in May 1998. The Delphi agreement was for joint development in the automotive market. Although we have held discussions with


                                     S-10.

OEMs in the portable consumer electronics and telecommunications markets about possible strategic relationships as a means to accelerate introduction of our batteries into these markets, we may not be able to enter into any such alliances. The use of alliances for our development, product design, volume purchase and manufacturing and marketing expertise can reduce the need for development and use of internal resources. Further, even if we could collaborate with a desirable partner, there is a chance that the partnership may not be successful. The success of any strategic alliance that we may enter into depends on, among other things, the general business condition of the partner, its commitment to the strategic alliance and the skills and experience of its employees.

A STRICT REGULATORY ENVIRONMENT MAY DEVELOP WHICH MAY DELAY SHIPMENTS AND IMPOSE ADDITIONAL COSTS ON US.

At the present time, neither the storage, use or disposal of the component parts of our batteries nor the transport of our batteries is regulated by federal, state or local law. However, we expect that laws and regulations may be enacted in the future which could impose environmental, health and safety controls on the storage, use, and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries as well as regulations governing the transport of our batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could have a material adverse effect on our business.

THE FAILURE OF OUR KEY SUPPLIERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS.

We use a number of computer software programs and operating systems in our internal operations, including applications used in financial business systems and various administration functions. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even possible replacement of such source code or applications will be necessary. Given our current information, we currently do not anticipate that such "Year 2000" costs will have a material impact upon us. We have requested information regarding "Year 2000" compliance from suppliers and providers of all of our mission critical software systems. Based on the information we currently have, we believe that substantially all our mission critical systems are "Year 2000" ready. We have contacted major vendors to obtain "Year 2000" compliance status and, to date, substantially all our major vendors have indicated "Year 2000" readiness. The failure of any of our key suppliers or customers to be "Year 2000" compliant could have a material adverse effect on our business, financial condition and results of operations. In addition, any power outage in Northern Ireland could adversely affect our operations at our facility in Northern Ireland and have a material adverse effect on our manufacturing capabilities and on our financial condition and results of operations.

POLITICAL INSTABILITY IN NORTHERN IRELAND MAY DELAY PROGRESS IN OUR NORTHERN IRELAND FACILITY.

Despite the recent peace accord in Northern Ireland, we cannot assure you that instabilities will not continue in the future. Any political instability in Northern Ireland could delay our manufacturing of batteries. Any delays could also cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs.


                                     S-11.

CORPORATE INSIDERS OR AFFILIATES WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

As of December 17, 1999, our officers, directors, and their affiliates as a group beneficially owned approximately 21.4% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions.

ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE CHARTER OR THOSE WHICH APPLY TO US BY VIRTUE OF THE APPLICATION OF DELAWARE GENERAL CORPORATION LAW WILL MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE A MAJORITY INTEREST OF OUR OUTSTANDING VOTING STOCK.

Our Board of Directors has the authority to issue up to 50 million shares of undesignated preferred stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. As of October 31, 1999, holders of the Series A Preferred Stock had converted all outstanding shares of the Series A Preferred Stock. The rights of the holders of our capital stock are subject to the rights of the holders of the Series B Preferred Stock, 3,500 shares of which currently are outstanding, and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of Valence. Furthermore, our classified Board of Directors and certain other provisions of our Certificate of Incorporation may have the effect of delaying or preventing changes in control or management, which could adversely affect the market prices of our common stock and Series B Preferred Stock.

IF THE ISSUANCE OF OUR PREFERRED STOCK VIOLATED THE NASDAQ STOCK MARKET'S LISTING MAINTENANCE REQUIREMENTS, OR IF WE OTHERWISE FAIL TO CONTINUE TO MEET THE NASDAQ STOCK MARKET'S LISTING MAINTENANCE REQUIREMENTS, THE NASDAQ STOCK MARKET MAY DELIST OUR COMMON STOCK.

In late January 1999, The Nasdaq Stock Market released its guidance on "future priced securities" and the necessity of the issuer to comply with The Nasdaq Stock Market's listing maintenance requirements in issuing these securities. In the event that The Nasdaq Stock Market determined that the issuance of our Series A Preferred Stock and/or Series B Preferred Stock was in violation of these listing maintenance requirements, or if we are otherwise unable to continue to meet its listing maintenance requirements, The Nasdaq Stock Market might delist us. Delisting would have a material adverse effect on the price of our common stock and on the levels of liquidity currently available to our stockholders. We may not be able to satisfy these listing requirements on an ongoing basis.

CONVERSION OF PREFERRED STOCK AND SALES OF COMMON STOCK BY CC INVESTMENTS MAY DEPRESS THE PRICE OF OUR COMMON STOCK AND SUBSTANTIALLY DILUTE YOUR STOCK.

If CC Investments, a 4.9% stockholder of Valence, were to exercise all of the warrants it holds and convert all of the shares of preferred stock it owns, as of December 17, 1999 it would have acquired


                                     S-12.

approximately 1,510,684 shares of our common stock. The number of shares into which the preferred stock converts increases at 6% per year. If CC Investments exercises the warrants or converts its preferred stock into shares of our common stock and sells the shares into the market, such sales could have a negative effect on the market price of our common stock and would dilute your holdings in our common stock. Additionally, dilution or the potential for dilution could materially impair our ability to raise capital through the future sale of equity securities.

VARIABLE CONVERSION OF SERIES B PREFERRED STOCK.

CC Investments holds all of our outstanding Series B Preferred Stock. The conversion price of our Series B Preferred Stock is variable and may depress the price of our common stock and substantially dilute your stock. Since July 27, 1999, our Series B Preferred Stock is convertible into a larger amount of shares when our common stock trades at a price below $6.03 in six out of ten consecutive trading days. For example, if on December 17, 1999 our common stock in the previous ten trading days had been trading at or above $6.03, the remaining 3,500 shares of Series B Preferred Stock held by CC Investments would have been convertible into approximately 615,162 shares of our common stock. If, however, on that date the average of the lowest six closing bid prices of our common stock over the previous ten trading days (referred in the table below as the "average price") had been lower than $6.03, then the Series B Preferred Stock would have converted into a greater number of shares.

The following table illustrates this effect:


                                     NUMBER OF SHARES INTO WHICH
                                 3,500 SHARES OF SERIES B PREFERRED
                 AVERAGE PRICE              WOULD CONVERT

                                   If our common stock trades at a
                                 price below $6.03 in six out of ten
                                      consecutive trading days
                     $6.03......................   615,162
                     $5.00......................   741,885
                     $4.00......................   927,356
                     $3.00...................... 1,236,475

The effect of this variable conversion rate, if applicable, will be to depress further the market price of our common stock and to dilute further stockholder holdings in our common stock.

OUR STOCK PRICE IS VOLATILE.

The market price of the shares of our common stock has been and is likely to continue to be highly volatile. Factors such as the fluctuation in our operating results, announcements of technological innovations or new commercial products by us or our competitors, failure to achieve operating results projected by securities analysts, governmental regulation, developments in our patent or other proprietary rights or our competitors' developments, our relationships with current or future collaborative partners, and general market conditions may have a significant effect on the market price of our common stock. We do not pay, or expect to pay, dividends to the holders of our common stock. We have never paid any cash dividends and do not anticipate paying cash dividends on our common stock in the foreseeable future.


                                     S-13.

YOU MAY EXPERIENCE DILUTION.

The offering of shares of common stock in connection with the Offering may result in an adjustment to the exercise or conversion price of certain warrants and other convertible securities. If an adjustment is made, you will experience dilution.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      The discussion in this prospectus supplement and in the prospectus contains forward-looking statements that involve risks and uncertainties. Those statements include words such as "anticipate," "believe," "estimate," "project," "intend," and similar expressions, which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus supplement and prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Valence or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here, including under "Risk Factors," and in the documents incorporated by reference in this prospectus supplement and in the prospectus.

                                 DIVIDEND POLICY

      Valence has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. The terms of our Series B Preferred Stock prohibit the payment of cash dividends without the prior consent of the holder.

                                 USE OF PROCEEDS

      The net proceeds to us from this Offering will be $30,360,000. We plan to use the net proceeds for general corporate purposes, including:

      -  acquiring raw materials and building inventory of finished goods;

      -  financing capital expenditures; and

      -  working capital.

      Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies. See also discussion herein at page S-3, "Risk Factors: We have an immediate need for additional capital," and page S-4, "Risk Factors: Our current available capital and future revenues, if any will not be sufficient to meet our future operating needs." In addition, we have covenanted to use the proceeds from this Offering consistent with the terms of an agreement between the Company and the investor.


                                     S-14.

                           PRICE RANGE OF COMMON STOCK

      Since May 7, 1992, our common stock has been traded on the Nasdaq National Market under the symbol "VLNC." A summary of the high and low closing sales prices during each quarter for our common stock on the Nasdaq National Market follows:

FISCAL 1998                                         HIGH       LOW
-----------------------------------------------     ----       ---

Quarter ended June 29, 1997                          $10    $5-3/4
Quarter ended September 28, 1997                   9-1/8     6-7/8
Quarter ended December 28, 1997                        9     4-1/4
Quarter ended March 29, 1998                       6-1/2     4-1/4

FISCAL 1999

Quarter ended June 28, 1998                        6-1/8   4-21/32
Quarter ended September 27, 1998                   5-3/4    3-7/16
Quarter ended December 27, 1998                   10-7/8     4-1/8
Quarter ended March 28, 1999                      8-9/16     6-1/8

FISCAL 2000

Quarter ended June 27, 1999                       8-7/16     6-1/2
Quarter ended September 26, 1999                   7-3/8     4-3/8
Quarter ending December 26, 1999 (through         18-1/4   4-17/32
December 17, 1999)


      On December 17, 1999, the last reported sales price of our common shares on the Nasdaq National Market was $16.75 per share.


      As of December 17, 1999, and before the issuance of shares pursuant to this prospectus supplement, we have 32,449,837 shares of common stock outstanding.


      The approximate number of record holders of our common stock as of December 17, 1999, was 734.


                                PLAN OF DISTRIBUTION

      We are selling the shares being offered hereby directly to one investor. In connection with this sale, we are paying a fee to CIBC World Markets Corp. in the amount of approximately $1,600,000, in consideration of its services as a finder in connection with the sale. In addition, we have agreed to reimburse CIBC World Markets Corp. for its expenses, including expenses of its counsel, in an amount not to exceed $40,000. CIBC World Markets Corp. may be deemed to be an underwriter as defined in the Securities Act in connection with the placement of the shares.

      The Company has agreed to indemnify CIBC World Markets Corp. against certain liabilities, including liabilities under the Securities Act.


                                     S-15.

      We estimate that the total expenses of the Offering, including the finder's fee and legal and accounting fees, will be approximately $1,670,000.

                                  LEGAL MATTERS

      The validity of the shares of our common stock offered by this prospectus has been passed upon for Valence by Cooley Godward LLP, Palo Alto, California. Pillsbury Madison & Sutro LLP, Palo Alto, California, is acting as counsel for the placement agent in connection with selected legal matters relating to the shares of common stock offered by this prospectus supplement and the accompanying prospectus.

                                     EXPERTS

      The financial statements as of March 28, 1999 and March 29, 1998 and for the period from March 3, 1989 (date of inception) to March 28, 1999 and for each of the three years in the period ending March 28, 1999 incorporated by reference in this prospectus have been so incorporated in reliance on the report (which includes an explanatory paragraph regarding substantial doubt about Valence's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION


      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

- Annual Report on Form 10-K for the year ended March 28, 1999, filed June 28, 1999;

-     Current Report on Form 8-K, dated June 30, 1999 and filed July 6, 1999;

-     Current  Report on Form 8-K,  dated  August 2, 1999 and filed  August 5,
      1999;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended June 27, 1999, filed August 11, 1999;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended September 26, 1999, filed November 10, 1999;


                                     S-16.

- Amendment to Quarterly Report on Form 10-Q, for the fiscal quarter ended June 27, 1999, filed November 15, 1999; and

- The description of the common stock contained in Valence's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

      You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                            VALENCE TECHNOLOGY, INC.

                ATTENTION: JAY L. KING, CHIEF FINANCIAL OFFICER

                     301 CONESTOGA WAY, HENDERSON, NV 89015

          TEL -- (702) 558-1000; EMAIL -- JAY.KING@VALENCE-TECH.COM


      This prospectus supplement is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                                     S-17.

      NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VALENCE. THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VALENCE SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR IMPLY THAT INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             --------------------

                            VALENCE TECHNOLOGY, INC.


          BY THIS PROSPECTUS, WE MAY OFFER UP TO $50,000,000 OF OUR


                                  COMMON STOCK

                                 PREFERRED STOCK

                                    WARRANTS


      Our common stock is listed on the Nasdaq National Market under the symbol "VLNC." On May 10, 1999 the closing sale price of a share of our common stock, as reported on the Nasdaq National Market, was $7.09.

      The securities offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                         ---------------------------

      We will provide the specific terms of the securities offered in a supplement to this Prospectus. You should read this Prospectus and the supplements carefully before you invest.

                         ---------------------------

      This investment involves a high degree of risk. See "Risk Factors" in the supplement to this prospectus.

                         ---------------------------

      We may offer the securities directly or through underwriters, agents or dealers. The supplement will describe the terms of that plan of distribution. "Plan of Distribution" below also provides more Information on this topic.

                 THE DATE OF THIS PROSPECTUS IS MAY 12, 1999.

                                TABLE OF CONTENTS

                                                      PAGE

About this Prospectus...................................2
Where You Can Get More Information......................2
About Valence...........................................4
Risk Factors............................................5
Use of Proceeds.........................................5
General Description of Securities.......................5
Description of Preferred Stock..........................5
Description of Common Stock.............................6
Description of Warrants.................................7
Plan of Distribution....................................8
Legal Matters...........................................9
Experts.................................................9


                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may from time to time offer up to $50,000,000 in the aggregate of (a) shares of common stock, $0.001 par value per share, of Valence, (b) shares of preferred stock, $0.001 par value per share, of Valence, in one or more series, (c) warrants to purchase shares of common stock or preferred stock or (d) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock and warrants are collectively referred to herein as "securities." The securities offered pursuant to this prospectus may be issued in one or more series of issuances and the aggregate offering price of the securities will not exceed $50,000,000 (or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by Valence).

      Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

      The registration statement that contains this prospectus (including exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Get More Information." This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement.

                       WHERE YOU CAN GET MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at


                                       2.

"http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

- Annual Report on Form 10-K for the year ended March 29, 1998, filed June 29, 1998;

-    Current Report on Form 8-K, dated July 27, 1998 and filed August 4, 1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended June 28, 1998, filed August 11, 1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended September 27, 1998, filed November 12, 1998;

-    Current Report on Form 8-K, dated December 18, 1998 and filed December 21,
1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended December 27, 1998, filed February 10, 1999;

- Quarterly Report on Form 10-Q/A, for the fiscal quarter ended September 27, 1998, filed February 24, 1999; and

-    Current Report on Form 8-K, dated May 5, 1999 and filed May 5, 1999; and

- The description of the common stock contained in Valence's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

     You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

       VALENCE TECHNOLOGY, INC., 301 CONESTOGA WAY, HENDERSON, NV 89015

                  (702) 558-1000 HTTP://WWW.VALENCE-TECH.COM


     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                                       3.

                                  ABOUT VALENCE

                                  OUR BUSINESS
      We are engaged in research and development to produce advanced rechargeable batteries based upon specialized technologies, which are referred to in the industry as lithium ion and polymer technologies. Our objective is to become a leading provider of rechargeable batteries. In July 1995, we announced that we obtained a license to a related specialized battery technology from Bell Communications Research, Inc. Since that time, we have been working to integrate the Bell Communications technology with our own lithium polymer battery technology. At the same time, we have continued the redesign and modifications to our manufacturing equipment in Northern Ireland to support the potential future commercial introduction of this new battery design.

                          THE MARKET FOR OUR BATTERIES

      Widespread use of a variety of portable consumer electronics such as portable computers, cellular telephones, camcorders and handheld power tools, as well as continued demand from conventional applications such as automobiles, have resulted in large markets for rechargeable batteries. These new and conventional applications are placing growing demands on existing battery technologies to deliver increasing amounts of electricity through smaller and lighter batteries. In some cases, current battery capabilities are a major limitation to the introduction of enhanced electronic products.

                            OUR STAGE OF DEVELOPMENT

      We are a development stage company whose primary activities to date have been:

     -    acquiring and developing technology;

     -    implementing a production line;

     -    manufacturing limited quantities of prototype batteries;

     -    recruiting personnel; and

     -    obtaining capital.

      However, our current research prototype batteries meet some of the exacting specifications demanded by the marketplace. Except for insubstantial revenues from limited sales of prototype lithium polymer batteries, we presently have no products available for sale. Prior to commencing volume production, we do not expect to receive any significant revenues from the sale of our products. To achieve profitable operations, we must successfully develop, manufacture and market our products. There is a risk that we will not develop or manufacture our products at an acceptable cost or with appropriate performance characteristics, and that we will not be able to successfully market such products or that such products will not achieve market acceptance. See "Risk Factors."


                                       4.

                                  RISK FACTORS

      An investment in our securities involves a high degree of risk. You should carefully consider the information contained under the heading "Risk Factors" in the applicable supplement to this prospectus before investing in our securities.

                                 USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes. We expect from time to time to evaluate the acquisition of products, businesses and technologies for which a portion of the net proceeds may be used. Currently, however, we do not have any understandings, commitments or agreements with respect to any material acquisitions for which a portion of the net proceeds may be used.

                        GENERAL DESCRIPTION OF SECURITIES

      We may offer under this prospectus shares of common stock, shares of preferred stock, warrants to purchase common stock or preferred stock or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $50,000,000. If securities are offered as units, the terms of the units will be set forth in a prospectus supplement. Certain of the securities to be offered hereby involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such security.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

      Our Amended and Restated Certificate of Incorporation, as amended, authorize the board of directors of Valence, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may amend from time to time our restated certificate to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock or any series thereof unless a vote of any such holder is required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. As of the date of this prospectus, we have 15,000 shares of preferred stock outstanding, 7,500 shares of which are Series A Preferred Stock and 7,500 shares of which are Series B Preferred Stock.

      The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the title and liquidation preference per share of the preferred stock and the number of shares offered;

     -    the purchase price of the preferred stock;


                                       5.

     - the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

     -    any redemption or sinking fund provisions of the preferred stock;

     -    any conversion provisions of the preferred stock;

     -    the voting rights, if any, of the preferred stock; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

      If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. The summary in this prospectus is not complete. You should refer to our restated certificate establishing a particular series of preferred stock, which will be filed with the Secretary of State of Delaware and the SEC in connection with the offering of the preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable.

     The preferred stock will bear no dividends.

DIVIDEND RIGHTS

      The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on the common stock shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by the board of directors of Valence. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

RIGHTS UPON LIQUIDATION

      The preferred stock will be preferred over the common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment unless otherwise specified in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets and funds legally available for distribution to the preferred stock shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.


                                       6.

REDEMPTION

      All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

VOTING RIGHTS

      Except as indicated in the prospectus supplement, the holders of preferred stock shall have no voting power whatsoever except as provided by law.

                           DESCRIPTION OF COMMON STOCK

      As of the date of this prospectus, we are authorized to issue up to 50,000,000 shares of common stock of which 7,000,000 shares are reserved solely for the purpose of effecting the conversion of the preferred stock. As of May 10, 1999, we had 26,736,292 shares of common stock issued and outstanding and had reserved 8,250,000 additional shares of common stock for issuance under our various stock and compensation incentive plans.


                                       7.

DIVIDENDS

      The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors of Valence, out of funds legally available for their payment.

VOTING RIGHTS

      The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

RIGHTS UPON LIQUIDATION

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

MISCELLANEOUS

      The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Boston EquiServe is the transfer agent and registrar for our common stock.

                             DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

      The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

- the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

- the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;


                                       8.

- the date on which the right to exercise the warrants will commence and the date on which the right will expire;

-    United States Federal income tax consequences applicable to the warrants;
and

-    any other terms of the warrants.

      Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

      Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

      Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

                              PLAN OF DISTRIBUTION

      We may sell the securities through underwriters, agents or dealers or directly to purchasers. A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the


                                       9.

securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

      We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If dealers are used in any of the sales of securities covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

      If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

                                  LEGAL MATTERS

      The validity of any securities offered by this prospectus or any supplement will be passed upon for Valence by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

      The consolidated balance sheets as of March 29, 1998 and March 30, 1997 and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996 incorporated by reference in this prospectus, have been incorporated in the reliance on the report, which includes an explanatory paragraph regarding Valence's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The balance sheet as of March 31, 1998, and the statements of operations and accumulated deficit and cash flows for the year ended March 31, 1998, and incorporated by reference in this prospectus, have been incorporated in the reliance on the report, which includes an explanatory paragraph regarding Hanil Valence Co., Ltd.'s ability to continue as a going concern, of Samil


                                      10.

Accounting Corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.